Exhibit 99.1

Genius Brands International, Inc.

November 15, 2017

Confirmation #13673522

Operator: Greetings, and welcome to Genius Brands International, Inc. third quarter 2017 financial results and business update call.

At this time, all participants are in a listen-only mode. A question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star-zero on your telephone keypad. As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Mr. Michael Porter. Thank you, Mr. Porter. You may begin.

Mr. Michael Porter: Thank you, operator. Good afternoon and welcome, everyone, to the Genius Brands International 2017 third quarter financial results and business update conference call. Joining me on the call today is Mr. Andy Heyward, the company's Chief Executive Officer, and Ms. Rebecca Hershinger, the company's Chief Financial Officer.

Before we begin, I will read the safe harbor statement. Certain statements in this conference call constitute forward-looking statements within the meaning of the federal securities laws. Words such as may, might, will, should, believe, expect, anticipate, estimate, continue, predict, forecast, project, plan and can or similar expressions or statements regarding the intent, belief, or current expectations are forward-looking statements.

While the company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us as of the day of this call. The forward-looking statements are based on current estimates and assumptions and are subject to various risks and uncertainty, including without limitation those set forth in the company's filings with the SEC. The Company expressly disclaims any obligation to update or alter the statements, whether as a result of new information, further or otherwise, except as required by law.

It is now my pleasure to turn the call over to Andy Heyward, Chairman and CEO of Genius. Good afternoon, Andy, and please go ahead.

Mr. Andy Heyward: Thank you, Michael. Good afternoon, everybody. I'm Andy Heyward, Chairman and CEO of Genius Brands International. Michael, I'm--before we start I'm going to ask you to put your phone on mute because we hear your breathing in the microphone there.

Mr. Michael Porter: Sure.

Mr. Andy Heyward: To begin our call this afternoon, I'm going to say a few brief words about our business before turning it over to Rebecca Hershinger, our CFO, who's going to discuss financial results for the third quarter. Then, before taking questions, I'll conclude our prepared remarks by talking about the outlook for the company.

As many followers of and investors in the company can attest, I've talked to length about the two core pillars of value for our company. Those pillars are the creation and monetization of our brands and the creation and monetization of the Kid Genius Channel. Each of these is valuable in its own right, but the combination of the two represents a powerful dynamic that has been a cornerstone of our industry for many, many years. The third quarter was one of continued positive progress for both the brands and the channel.

Following Rebecca's remarks, I'm going to talk in more detail about both the aspects of our business, as each have had a decidedly different profile than they did just a year ago. On the brand side, we currently have 434 distinct episodes of animated content that have been completed or are in production, and we have 104 distinct episodes in preproduction or development. This is compared to 284 and 234 respectively. I haven't done the math, but I'm going to guess that’s about--looking at it, about a 75 percent jump in our content catalog in the last year.

Similarly, the Kids Genius Channel has a very different profile compared to a year ago. Currently the channel is in 60 million homes compared to 20 million homes a year ago. Monthly views today are totaling roughly two million today, as compared to 125,000 a year ago.

Another important metric for the channel is the content we've licensed for the channel from third parties. Like any channel programmer, our goal is to create a vibrant experience for the viewer by having a robust line of programs. Complementing Genius's roster of programs, we've licensed 796 episodes. That’s up from only 25 episodes a year ago. Finally, we announced--and I should add that these episodes are all consistent with the ethos of the channel and of the company.

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Finally, we announced an important development for our channel business at the end of the third quarter. At the end of September, Kid Genius Cartoons Plus launched on Amazon Prime. This represents the company's foray into the subscription video-on-demand business as Kid Genius Cartoons Plus. It's now available on Amazon Prime's 80 million subscribers at a monthly fee of $3.99 that we share with Amazon.

In a few moments I am going to share additional details about the business, but first I will turn the call over to Rebecca Hershinger, our CFO, who will discuss our third quarter results. Rebecca, you're up.

Ms. Rebecca Hershinger: Thank you, Andy. I'm Rebecca Hershinger, Chief Financial Officer of Genius Brands International. I will now review our financial results for the third quarter. This review and all of our financial statements, unless otherwise noted, are prepared in accordance with U.S. GAAP.

Beginning with our financial position, I will point out two metrics that highlight the continued investment in our business and the activity around our brands. First, to augment Andy's earlier discussion of our growing library of monetizable content, our investment in film and television costs increased to $4.2 million as of September 30th, 2017, compared to $2.2 million as of December 31st, 2016.

Second, highlighting the activity around our brands, our total deferred revenue balance increased to $5.1 million as of September 30th, 2017 from $3.1 million as of December 31st, 2016, reflecting the expansion of the Sony distribution rights from domestic to worldwide in January of this year, as well as advances and minimum guaranteed royalties collected from our content in production such as Llama Llama and Rainbow Rangers. These advances and minimum guaranteed royalties are recorded as deferred revenue until such time as they convert to top line revenue once all revenue recognition criteria have been achieved.

Turning to our statement of operations, the third quarter was one of positive momentum. Total revenue increased from $120,486 for the three months ended September 30, 2016--excuse me, 2016, to $256,501 for the three months ended September 30, 2017. That represented a 113 percent increase. This increase was primarily due to content and consumer product license activity related to our Thomas Edison Secret Lab and Space Pop properties, combined with advertising revenues related to our Kid Genius Channel without similar activity in the prior period.

For the nine month period ended September 30, 2017, revenue totaled $650,000, showing a modest improvement compared to the prior period of $648,000. This modest increase was due to period over period improvement in both television and home entertainment revenue, and licensing and royalties revenue related to Space Pop, offset by fewer content distribution licenses related to Thomas Edison Secret Lab compared to the prior period.

As we have noted in our filings, fluctuations in television and home entertainment business can naturally occur period over period based on sales activity and the related achievement and satisfaction of revenue recognition criteria. The criteria include the start of a license period and delivery to and acceptance by the customer of the completed content, among other criteria. As such, these fluctuations can make period over period comparisons difficult.

Marketing and sales expenses decreased $133,912 for the three months ended September 30, 2017 compared to the prior year period, primarily due to increased promotional spending in the prior period related to the launch of Space Pop. Marketing and sales expenses decreased $324,816 for the nine months ended September 30, 2017 compared to the prior year period, primarily due to modest decreases in spending related to sponsorships and promotions during the quarter pursuant to our Space Pop marketing plan, as well as fees paid to a consultant for the execution of a distribution contract in the prior period without similar activity in the current period.

Direct operating costs include costs of our product sales, non-capitalizable film costs, and film and television cost amortization expense, as well as participation expense related to certain agreements with various animation studios, post-production studios, writers, directors, musicians, and other creative talent, with which, depending on their agreements, we could be obligated to share net profits of the properties on which they have rendered these services.

During the three months ended September 30, 2017, we recorded film and television cost amortization of $29,848 and participation expense of $11,996 compared to prior period expenses of $23,011 and zero dollars, respectively. These increases related to increased television and home entertainment revenue related to Thomas Edison Secret Lab and Space Pop in the current period compared to the prior period.

During the nine months ended September 30, 2017, the de minimis increases in direct operating costs in the prior period reflect the related modest increases in total revenue over the same period.

General and administrative costs for the three months ended September 30, 2017 decreased $239,213 compared to the same period in 2016. This change resulted primarily from decreases in share-based compensation, offset by modest increases in salary and wages.

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For the nine months ended September 30, 2017, general and administrative expenses decreased $553,060 compared to the same period in 2016. This change resulted from, again, decreases in share-based compensation expense offset by increases in professional fees, salaries, and wages and bad debt expense.

In aggregate, the combination of these revenues and operating costs result in improvements in our loss from operations period over period. For the three months ended September 30, 2017, loss from operations improved to just over $1.1 million from $1.5 million during the prior period. Again, for the nine month period ended September 30, 2017, our loss from operations improved to $3.7 million from $4.6 million in the prior period.

With that, I will now turn the call back over to Andy, who will conclude our prepared remarks about the company.

Mr. Andy Heyward: Thank you. Well, as Rebecca noted, the third quarter showed positive operational trends coupled with activity around our brands that are currently in production and development. And it's reflected in our increasing deferred revenue balances, as well as the continued investment in core assets of the company.

As I said in my opening remarks, our library of monetizable content continues to grow as we continue post-production on Llama Llama. Well, I shouldn’t say as we continue post-production because we've really completed post-production on Llama Llama right now and begin production on Rainbow Rangers. The excitement around both of these series is very strong. We anticipate that Llama Llama, with its built-in audience based on the iconic book series as well as our partner Netflix, which is going to do a tremendous amount of promotion around it, is going to resonate with parents and children alike. We're poised to capitalize on this excitement via our consumer products and merchandizing business. The brand will go--it's anticipated to go live on Netflix January 26th.

Similarly, we believe that Rainbow Rangers, with its pedigreed talent roster and strong positive messaging for preschool children, will be also a commercial success. We've already seen evidence of this excitement at our key industry trade shows and markets, Licensing Expo this past summer and MIPJunior and MIPCOM this fall, not to mention our previously announced agreements with MIPJunior and Mattel.

No less important than the content itself is the continuing expansion of the Kid Genius Channel. Not only does the channel increase exposure to all of our brands to support the consumer products and the merchandizing side of the business, but it diversifies our revenue streams. In addition to the positive reaction to our brands that our sales team experienced at MIPJunior and MIPCOM, the channel garnered a similar response of third-party producers, who recognize the value of another channel of distribution for their content.

The business model of being both a creator of content as well as a participant in a channel of distribution is nothing new--that's what happens when you're talking live and your cell phone goes off. Excuse me.

The business model of being both a creator of content as well as a participant in a channel of distribution is nothing new. It's existed in our industry for literally decades. Genius is poised to capitalize on this model. We couldn't be more excited for the future holds for the company and shareholders.

Before we take questions, I want to let the listeners know that if there's any follow up comments or questions, feel free to contact Michael Porter at Porter, LeVay and Rose, our Investor Relations firm. And I think those of you--probably most everybody knows how to reach Michael, but his number is 212-564-4700.

Operator, we're now ready to take a limited number of questions pertaining to the matters discussed on this call and in our 10-Q. And of course, we're unable to discuss any information or business plans which are not publicly available. Thank you.

Operator: At this time, we will be conducting the question and answer session. If you would like to ask a question, please press star-one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. And you may press star-two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment, please, while we poll for questions.

Our first question comes from the line of Ron Betten of Wells Fargo Advisors. Please proceed with your question.

Mr. Ron Betten: Andy, hi; Ron Betten. You've been buying back stock for yourself. And that's usually a very good sign, when management's buying their own shares. Can you give us any guidance or what your plans are and why? And obviously it's a strong statement that you believe in the company, but can you expand upon that?

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Mr. Andy Heyward: I'm not sure how much I'm at liberty to discuss at this moment about that. I--obviously, I think the stock is at a tremendous bargain at the price I was buying it at, which was 3.5 bucks. And we--I can't say it now that’s going to continue or not. Keep watching for the Form 4s and you'll see.

Mr. Ron Betten: Okay. Thank you.

Mr. Andy Heyward: Thank you, Ron.

Operator: Our next question comes from the line of Ishfaque Faruk, West Park Capital. Please proceed with your question.

Mr. Ishfaque Faruk: Hi. Good afternoon. Very quickly on the DHX Media content deal, you guys got a nice portfolio of some major brands from that deal. Do you expect a much broader number of subscribers because of a larger content library from the Prime deal?

Mr. Andy Heyward: Well, you have to have a robust offering to be competitive. In our particular case, we have a certain profile that has always been defining the company. And that’s the profile of content that we sought to acquire and did acquire.

It's--originally we called it content with a purpose. And by that we mean it's content that has some enrichment to it. Sometimes there's something educational involved and even a curriculum. It's certainly some--all content that you will never find anything negative. You won't find inappropriate language. You won't find negative stereotypes. You won't find violence. You won't find things that are imitable behavior that would be objectionable for a parent.

And the programs that we acquired were ones that we were familiar with which we believe would be--lend themselves to fitting into an environment that parents and caregivers, teachers, grandparents, people who subscribe to these channels and put their kids in front of these channels, can feel comfortable with.

Mr. Ishfaque Faruk: All right.

And one more for Rebecca. Rebecca, in terms of your TV and home entertainment revenues, it went up a lot. What were the components of that this quarter?

Ms. Rebecca Hershinger: Sure. There was a number of different licenses primarily related to Thomas Edison and Space Pop. We did have--.

Mr. Ishfaque Faruk: --Uh-huh--.

Ms. Rebecca Hershinger: --If you look back at some of the press releases, we had a sizable offering in Latin America related to Thomas Edison.

Mr. Ishfaque Faruk: And those were the main drivers of the revenues during the quarter?

Ms. Rebecca Hershinger: Exactly.

Mr. Ishfaque Faruk: All right. Thank you very much, guys.

Ms. Rebecca Hershinger: Um-hmm.

Operator: I would like to remind all of our participants, if you would like to ask a question at this time, please press star-one on your telephone keypad.

Our next question comes from the line of Joe Reda of Special Equities Group. Please proceed with your question.

Mr. Joe Reda: Hey, Andy, how's it going?

Mr. Andy Heyward: What's up, Joe?

Mr. Joe Reda: So, obviously the Amazon deal could be a game changer for the company in 2018. But can you walk us through maybe the process of how Amazon's going to attract subscribers? And, you know, you're are a small company. You only have a limited budget but they're much bigger company. What are their plans to get subscribers?

Mr. Andy Heyward: Okay, good question. Let me start off by saying that Amazon only has two subscription channels that they are putting forth. One is PBS KIDS. The other is ourselves. PBS KIDS, if you're not familiar with it, basically stops at four year olds. Ours goes up to probably about 12 year olds. It's a much broader offering of content that we have.

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The subscriber that they are--the customer that they are looking for is not the child. The customer is the parent who is the subscriber who is buying this channel for their child. And if you're ever bought anything on Amazon, you know that it's a company of data scientists. They know everything about your buying habits, your demographics, all of your tastes and interests from any purchases that you've made with them. And they felt, and fortunately for us, that this was the exact profile that would perform with their customer base.

We're going to be doing a number of marketing initiatives with them. There'll be the organic marketing that is done with--and co-op marketing that is being done with Amazon. And that just went live this week and we just started with it. And I encourage any of you, if you haven't been onto the channel, go and take a look. It looks terrific. And Amazon is doing a tremendous amount of organic promotion to their customer base, and we are participating in that with them.

In addition to that, we have our own separate initiatives that are going on on the outside that are going to be done with mommy bloggers, with influencers and, you know, places that we are going to be able to reach the moms that would subscribe to this channel. And we will be continuing that noise with it.

Mr. Joe Reda: Okay, great, 'cause obviously, you know, Wall Street will finally recognize your stock once they start to see some subscriber growth.

Mr. Andy Heyward: Yeah. I think, you know, we've already stated that, come the beginning of the year, we'll start having numbers on the subscriptions on the channel and we'll be able to share those with you.

We're highly enthusiastic about where this is going. We've had, you know, a lot of anecdotal feedback already. It's been very positive. And, you know, there's very, very little like this out there. Parents are increasingly concerned about the--what I call the empty calories that are out there for their kids. Kids are doing more and more and more viewing. They're--you know, with the age compression, three year olds know how to use a smartphone and a tablet and to find what they want where they want it. We live in a video-on-demand environment. And parents who are concerned about what their kids are seeing, this is a very attractive product for them.

Mr. Joe Reda: Okay, great. Thanks, Andy.

Mr. Andy Heyward: Thank you.

Operator: There are no further questions over the audio portion of the conference. I would now like to turn the conference back over to management for closing remarks.

Mr. Andy Heyward: I think--I don't know if Michael Porter has something to say. We said everything.

Ms. Rebecca Hershinger: Yes.

Mr. Andy Heyward: Thank you to everybody. And we're very excited where we're going, and keep watching.

Operator: This concludes today's--.

Ms. Rebecca Hershinger: --Thank you, everybody.

Operator: This concludes today's conference. Thank you for your participation. You may disconnect your lines at this time. Have a wonderful rest of your day.

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